Exhibit 10.6

    [Date] Equity Grant Agreement
GE HealthCare Technologies Inc. 2023 Long-Term Incentive Plan (“Plan”)

GE HealthCare Performance Stock Unit Grant Agreement (“Grant Agreement”)
For <<Employee Name>> (“Grantee”)

Grant Date	PSUs Granted	Vesting Schedule
		Percentage of PSUs[1]	Vesting Date
	<<Number>>	100%	The date in Q1 2029 on which the Committee (as defined below) certifies PSU performance

1Actual number of shares of common stock delivered to be between 0% and 200%.

1.     Grant.  The Talent, Culture, and Compensation Committee (“Committee”) of the Board of Directors of GE HealthCare Technologies Inc. (“Company”) has granted the above number of Performance Stock Units (“PSUs”) to the Grantee, subject to the terms of this Grant Agreement. Without limiting any condition of this PSU award, the award is subject to cancellation and forfeiture if the Grantee does not confirm acceptance within 45 days of the Grant Date. Once vested, each PSU entitles the Grantee to receive from the Company (i) one share of Common Stock and (ii) a cash payment in respect of Dividend Equivalents (described below), each in accordance with the terms of this Grant Agreement, the Plan, and any rules, procedures and sub-plans (including country addenda) adopted by the Committee.

2.     Vesting.  A PSU shall become vested only upon satisfaction of the performance criteria described in Section 2.a and the employment criteria described in Section 2.b.

a.Performance Criteria. Subject to satisfying the employment criteria described in Section 2.b, the number of PSUs to be vested shall be a percentage of the number of PSUs Granted (as shown above) based on performance against the Company’s (i) <<Period>> Organic Revenue, (ii) <<Period>> Cumulative Adjusted Earnings Per Share

(“EPS”), and (iii) <<Period>> Relative Total Shareholder Return (“rTSR”) with each weighted as shown in the table below:

Factor	Weight	Threshold	Target	Maximum
Period Organic Revenue[1]	40%
EPS[2]	30%
rTSR[3]	30%
Payout Percentage		50%	100%	200%
1 Organic Revenue (non-GAAP metric) <<Period>>: Total Revenue (GAAP-reported), excluding the effects of (1) net sales from recent acquisitions and divestitures with less than a full year of comparable net sales; and (2) foreign currency exchange rate fluctuations in order to present revenue on a constant currency basis. Assuming October 2025 MOR (Budget FX) for Target.
2 Cumulative Adj EPS <<Period>>: Sum of Adj EPS for the year << >>, << >>, and << >>.
Adj EPS: Diluted earnings per share from continuing operations excluding the per share impact of: (1) Non-operating benefit (income) costs; (2) restructuring costs; (3) acquisition, disposition related charges (benefits); (4) Spin-Off and separation costs; (5) (gain) loss on business and asset dispositions; (6) amortization of acquisition-related intangible assets; (7) investment revaluation (gain) loss; (8) tax effect of reconciling items (items 1-7); and (9) certain tax adjustments as described in Adjusted tax expense definition below.
Adjusted tax expense: Adjusted tax expense excludes the income tax related to the pre-tax income adjustments included as part of Adjusted net income and certain income tax adjustments, such as adjustments to deferred tax assets or liabilities. In addition, we may from time to time consider excluding other nonrecurring tax items to enhance comparability between periods.
Volume of outstanding shares would be adjusted for any buyback or share split and Adj Net income for acquisition or disposition to make it comparable to target assumption.
3 rTSR: TSR is the change in share price over the cumulative three-year performance period plus reinvested dividends divided by the share price at the beginning of the three-year performance period. TSR is calculated by using the trailing 20-day average share price at the beginning and end of the three-year period for GEHC and the GEHC Peer Group. GEHC’s TSR is compared to the TSR of the GEHC Peer Group to determine GEHC’s percentile ranking.
If performance for a factor is below the threshold level, that factor will be 0%. If the performance for a factor is above the maximum level, that factor will be capped 200%, and the applicable weight will be applied. If performance is between the threshold and target, or between the target and maximum, the percentage will be determined by interpolation. However, in no event will the PSU provide more than 200% of the PSUs Granted in total.

All determinations regarding performance criteria shall be made solely by the Committee in accordance with the customary accounting and financial reporting practices used by the Company for external reporting, and the Committee shall have discretion to include adjustment to the performance criteria as it deems appropriate to reflect the impact of corporate transactions, including merger, acquisition, disposition, sale, discontinued operations, share buybacks, recapitalization, split-up, spinoff, reorganization, restructuring, accounting, tax law changes, tariff changes, or other extraordinary, unusual, nonrecurring, or infrequent events, or other similar corporate transactions, as determined by the Committee.
b.Employment Criteria. In order to vest in PSUs with respect to which the performance criteria are satisfied, the Grantee must not incur a Termination of Employment, from the Grant Date through the applicable Vesting Date listed above. All unvested PSUs shall be immediately cancelled without payment upon the Grantee’s Termination of Employment for any reason before the applicable Vesting Date, and the Grantee shall thereupon cease to have any right to receive any shares of Common Stock or cash payments in respect of Dividend Equivalents accrued in respect of those cancelled PSUs, except as specifically provided below.

i.Death or Disability.  If the Grantee’s Termination of Employment is a result of the Grantee’s death or Disability prior to the Vesting Date listed above, then the employment criteria shall be deemed satisfied as of such Termination of Employment.

ii.Retirement Eligibility. If the Grantee meets the requirements for Retirement while in continuous employment and has a Termination of Employment after meeting such requirements prior to the Vesting Date listed above and after the one-year anniversary of the Grant Date, then the Grantee shall continue to vest in the employment criteria for any unvested PSUs in accordance with the Vesting Schedule above as if the Grantee had remained in continuous employment. For purposes of this Grant Agreement Retirement means the attainment of:

a.age 65;
b.age 60 and completion of at least five years of continuous employment; or
c.age 55 and completion of at least ten years of continuous employment.

If retirement at an earlier age than noted in (a), (b) or (c) above is mandatory under applicable law or policy in the country where the Grantee is employed, for purposes of this Grant Agreement Retirement means the mandatory retirement date and the applicable service requirement closest to such date under (a), (b) or (c) above.

For purposes of this Grant Agreement continuous employment means continuous employment with the Company, or an Affiliate (or with General Electric Company or any of its affiliates through the date of the Company’s spinoff from General Electric Company) ending on Termination of Employment.

iii.Termination of Employment Following a Change in Control. If the Grantee’s Termination of Employment occurs prior to the final Vesting Date listed above, is within 24 months after a Change in Control, and is the result of an involuntary termination by the Company without Cause or a voluntary termination by the Grantee for Good Reason, then the employment criteria shall be deemed satisfied as of such Termination of Employment.
For purposes of this Grant Agreement, Cause means, as determined in the sole discretion of the Committee, the Grantee’s:
•breach of the Employee Innovation and Proprietary Information Agreement or any other confidentiality, non-solicitation, or non-competition agreement with the Company or breach of a material term of any other agreement between the Grantee and the Company;
•engagement in conduct that results in, or has the potential to cause, material harm financially, reputationally, or otherwise to the Company;
•commission of an act of dishonesty, fraud, embezzlement or theft;
•conviction of, or plea of guilty or no contest to, a felony or crime involving moral turpitude;
•failure to comply with the Company’s policies and procedures, including but not limited to The Spirit and Letter; or
•sustained poor performance of any material aspect of the Grantee’s duties or obligations, including refusal to follow lawful instructions from his or her manager (or, from the Board if the Grantee is the Company’s chief executive officer (“CEO”)), which is not substantially cured to the satisfaction of the manager (or, the Board if the Grantee is the CEO) within 30 days after written notice of such failure or poor performance has been given to the Grantee.
For purposes of this Grant Agreement, Good Reason means the Grantee’s employment with the Company is terminated for one of the following reasons within 24 months after a Change in Control:
•the assignment to the Grantee of any duties inconsistent in any material respect with the Grantee’s position (including status, offices, titles, and reporting requirements), authority, duties, or responsibilities, or any other action by the Company which results in a material diminution in such position, authority, duties, reporting requirements, or responsibilities, in each case from those in effect immediately prior to the Change in Control, provided that the sale, disposition, or spin-off of any one or more of the businesses of the Company or its Affiliates, or any transaction following which the Company’s (or its successor’s) common equity is not publicly traded on a nationally recognized securities exchange or through a national market quotation service, shall not be deemed a material diminution in the Grantee’s position, authority, duties, or responsibilities;
•a reduction in base salary, annual target cash incentive opportunity, or annual target long-term incentive opportunity in each case, from those in effect immediately prior to the Change in Control;
•a material breach by the Company of any agreement pursuant to which the Grantee provides services to the Company, including without limitation failure to pay any compensation due and owing to the Grantee; or
•the Company’s requirement to relocate to a location more than 50 miles from the Grantee’s principal place of employment as of the Change in Control; and

The Grantee takes all of the following actions in response to the existence of the Change in Control Good Reason condition(s):
•provides written notice to the Chief People Officer of the existence of the circumstances providing grounds for a Change in Control Good Reason Termination within 30 calendar days of the date the Grantee first becomes aware of such circumstances;
•allows the Company at least 30 calendar days to cure the circumstances providing grounds for a Change in Control Good Reason Termination; and
•if the Company fails to cure the circumstances providing grounds for a Change in Control Good Reason Termination, terminates employment with the Company within 30 calendar days following such failure to cure.
Any good faith determination of a Change in Control Good Reason by the Grantee shall be conclusive and binding on the Company.
iv.Termination of Employment With Continued Service. If the Grantee’s Termination of Employment is immediately followed by a period of providing contractual services to the Company or an Affiliate at the written request of the Company’s Chief People Officer made prior to the Grantee’s Termination of Employment, and approved by the Committee in its sole discretion, then with respect to Awards granted to the Grantee while he or she served as an employee of the Company or an Affiliate, such period of service following the Grantee’s Termination of Employment shall constitute continuous employment for purposes of continuing to (A) vest in the Vesting Schedule listed above, and (B) earn age and service credit for purposes of meeting the requirements for Retirement through the last date the Grantee provides such contractual services.

Notwithstanding the foregoing, if the Company receives an opinion of counsel that there has been a legal judgement and/or legal development in Grantee’s jurisdiction that would likely result in the favorable treatment applicable to the Award pursuant to subparagraphs (i)-(iv) being deemed unlawful and/or discriminatory, then such favorable treatment shall not be applied.

3.     Dividend Equivalents.  The Company will establish an amount for each PSU equal to the per share quarterly dividend payments made to the Company’s stockholders during the period beginning on the Grant Date and ending on the date that such PSU vests or is cancelled (“Dividend Equivalents”). The Company shall accumulate Dividend Equivalents and, upon vesting of the related PSU, will pay the Grantee a single lump sum cash amount equal to the Dividend Equivalents on the same date that a share of Common Stock is delivered with respect to such PSU, as described in Section 4 of this Grant Agreement. Any accumulated and unpaid Dividend Equivalents attributable to a PSU that is cancelled will be immediately forfeited upon cancellation and will not be paid.

4.     Delivery and Tax Withholding.  As soon as practicable after the Vesting Date, the Company shall deliver to the Grantee a number of shares of Common Stock equal to the number of vested PSUs and the Dividend Equivalent cash amount with respect to each vested PSU (in each case net of applicable tax withholding and fees). Delivery shall be electronic, through the brokerage account established by the Company for the Grantee, or in such other medium as is determined by the Company. The Grantee is ultimately responsible for any and all applicable taxes, regardless of the amount withheld or reported. Notwithstanding the foregoing, the date of issuance or delivery of shares of Common Stock may be postponed by the Company for such period as may be required for it with reasonable diligence to comply with any applicable listing requirements of any national securities exchange and requirements under any law or regulation applicable to the issuance or transfer of such shares of Common Stock to the extent such postponement is permissible under Section 409A of the Code.

5.    Reserved.

6.     Data Security and Privacy.

i.     Data Collection, Processing and Usage. Personal data collected, processed and used by the Company in connection with Awards granted under the Plan includes the Grantee’s name, home address, email address, telephone number, date of birth, social insurance number or other identification number, salary, citizenship, job title, any shares of Common Stock or directorships held in the Company, and details of all Awards granted, cancelled, exercised, vested, or outstanding. In granting Awards under the Plan, the Company will collect the Grantee’s personal data for purposes of allocating shares of Common Stock in settlement of the Awards and implementing, administering and managing the Plan. The Company collects, processes and uses the Grantee’s personal data in compliance with Company’s Employment Data Protection Standards and the Uses of Employment Data for the Company’s Entities. The Grantee may exercise rights to access, correction, or restriction or deletion where applicable, by contacting the Grantee’s local HR manager or initiating a request through www.myhr.gehealthcare.com.
ii.    Administrative Service Provider. The Company transfers the Grantee’s personal data to UBS Financial Services, which assists with the implementation, administration and management of the Plan (the “Third-Party Administrator”).  In the future, the Company may select a different Third-Party Administrator and share the Grantee’s personal data with another company that serves in a similar manner. The Third-Party Administrator will open an account for the Grantee to receive and trade shares of Common Stock acquired under the Plan.  The Grantee will be asked to agree on separate terms and data processing practices with the Third-Party Administrator, which is a condition to the Grantee’s ability to participate in the Plan. The privacy policy of the Third-Party Administrator may be reviewed on the UBS Financial Services portal.
7.     Non-solicitation, Non-competition and Compliance with Agreements.

i.Non-solicitation. During the Grantee’s employment with the Company or any Affiliate, and for a period of twelve months after his/her Termination Date (the “Restricted Period”), Grantee will not, for the benefit of a Competitor or other business, directly or through assistance to others, participate in soliciting a Covered Employee to leave the employment of the Company or assist a Competitor or other business in efforts to hire a Covered Employee away from the Company without the Company’s advance written approval.

“Competitor” refers to any business (person, entity, or organization) that is engaged in, or preparing to engage in providing a Competing Product.
“Competing Product” is a product or service that would displace the business opportunities for, or otherwise compete with the products and/or services (existing or under development) that Grantee had material involvement with during the Look Back Period, so long as the Company remains in such line of business. It will be presumed that “material involvement” includes access to Confidential Information about a product or service, involvement with a product through assisting in cross-selling the product where it is normally sold by a different part of the Company’s business, and supervision of other individuals who are selling or providing the product or service.
“Confidential Information” has the meaning described in the Employee Innovation and Proprietary Information Agreement (“EIPIA”).
“Covered Employee” means an individual employed at the Lead Professional Band or higher (or any future equivalent management levels) to provide services to (or on behalf of) the Company that Grantee worked with, gained knowledge of, or was provided Confidential Information about as a result of Grantee’s employment with Company during the Look Back Period. A Covered Employee shall be presumed to also include individuals who have, within the preceding 90 days, resigned their employment with the Company and have continuing contractual obligations to the Company.
“Look Back Period” is the two years that precede the Grantee’s Termination of Employment.
If the Grantee primarily resides in California, the terms in footnote 1 will apply to Section 7.i.1

If the Grantee primarily resides in Washington, the terms in footnote 2 will apply to Section 7.i.2
1 If Grantee primarily resides in California, the post-employment obligation in Section 7.i will not apply.

2 If Grantee primarily resides in Washington, the choice of law in the Grant Agreement, including the Global Addendum, shall not be applied to the extent it deprives the Grantee of the protections or benefits of the Wash. Rev. Code § 49.62.005–900 (2020) (the “Washington Act”), and the Grant Agreement shall not be applied so as to require Grantee to adjudicate a covenant covered by the Washington Act outside the state of Washington. Section 7.i. is modified to only prohibit solicitation by the Grantee of any Covered Employee who is an employee of the Company to leave employment with the Company in accordance with the definition of an enforceable “Nonsolicitation agreement” under the Washington Act.  Section 7.ii. is modified to only prohibit solicitation by Grantee of any Covered Customer of the Company who is then a current customer to cease or reduce the extent to which the customer is doing business with the Company in accordance with the definition of an enforceable “Nonsolicitation agreement” under the Washington Act.  Section 7.ii. will only be enforceable against Grantee if as of the date enforcement is sought or Grantee’s last day of employment (whichever is earlier) Grantee’s earnings from the Company in the prior year (or portion thereof for which Grantee was employed), when annualized, exceed the inflation-adjusted equivalent of one hundred thousand dollars ($100,000) per year as of Jan. 1, 2020 (the “Adjusted Threshold”) (adjusted as provided for in the Washington Act).  This Adjusted Threshold figure is published annually at https://lni.wa.gov/workers-rights/workplace-policies/Non-Compete-Agreements.  In the event Grantee’s employment is terminated as a result of a layoff, Section 7.ii. will not be enforced by the Company unless the Company agrees at the time of Grantee’s layoff to provide Grantee with the payments required by Washington Act to keep such covenants in effect.

ii.Non-competition. During the Restricted Period, Grantee will not provide services to or be associated with a Competitor in any role or position (as an employee, director, owner, consultant or otherwise) that would involve his/her participation in Competitive Activity within the Restricted Area.

“Competitive Activity” is activity that involves (a) providing services to or for a Competitor that are the same as or similar in function or purpose to those services Grantee provided to or for the Company during the period of his/her employment with the Company (inclusive of employment with an acquired business that is now part of the Company) in the Look Back Period, (b) providing a Competing Product to a Covered Customer, or accepting business from a Covered Customer that involves a Competing Product, (c) owning, operating, or managing a business that is a Competitor, or (d) participating in other activity that is likely to result in the use or disclosure of Confidential Information for the benefit of a Competitor.
“Covered Customer” means a customer of the Company that Grantee had material contact within the Look Back Period. Material contact will be presumed present if in the Look Back Period (i) the Grantee (or persons under his/her supervision) provided services to or had business-related contact with the customer on behalf of the Company, (ii) Grantee was provided Confidential Information about the customer, or (iii) Grantee received commissions or other beneficial credit from the Company for business conducted with the customer. Customers will be presumed to include active customer prospects as of the Grantee’s Termination of Employment that he/she had material contact with or Confidential Information about and will not be limited to the end user or purchaser of the Company’s products or services but shall also be understood to include customer representatives such as GPOs (Group Purchasing Organizations).
“Restricted Area” refers to the geographic locations of the Covered Customers and each geographic area, by state, county, or other recognized geographic boundary (as used in the ordinary course of the Company’s business) that is assigned to Grantee as a limitation on where he/she is to do business for the Company in the Look Back Period if his/her responsibilities for the Company and access to Confidential Information (through group management meetings or otherwise) is limited to a specific geographic territory. If Grantee is not assigned a specific geographic territory that is limited in the forgoing way, or the forgoing scope of Restricted Area is not enforceable, then the Restricted Area shall be the geographic markets where the Company does business that Grantee has involvement with or has been provided Confidential Information about in the course of his/her employment during the Look Back Period and that could be used to harm the protectable interests of the Company which will be presumed to be, if Grantee works or resides in the United States the state where he/she resides, the state from which he/she is assigned to work, if different from his/her state of residence, the contiguous states, and each additional state within the United States where the Company does business or, if Grantee is not based in the United States, the country in which he/she works and resides. Grantee will not, through remote communications from outside of the Restricted Area, engage in prohibited activity that reaches into, relates to, or otherwise materially involves business within the Restricted Area. If the Restricted Area is not clear to Grantee upon his/her Termination of Employment, he/she will seek clarification from the Company’s Legal Department within 14 days after the Termination Date. Grantee agrees not to complain about any uncertainty he/she may have regarding the Restricted Area applicable to him/her if he/she does not do so.
If Grantee primarily resides in California, Colorado, or Minnesota, the post-employment obligations in Section 7.ii. will not apply. If Grantee primarily resides in Washington, the terms in footnote 2 will apply to Section 7.ii.

iii.Compliance with Agreements. Grantee will comply with, and shall not breach any contractual obligations Grantee has to the Company or an Affiliate, including, but not limited to obligations Grantee has not to disclose the Company’s or any Affiliate’s Confidential Information. To the extent Grantee is subject to any existing agreements restricting Grantee’s ability to compete with the Company or any Affiliate (the “Prior Agreements”), this Grant Agreement will supplement and not replace or reduce the applicability or enforceability of the Prior Agreements. Grantee acknowledges that the scope of the restrictions in this Section 7 of this Grant Agreement may be different from those contained in other agreements with the Company or an Affiliate because the purpose of, and justification for the restrictions in this Grant Agreement may be different as described in Section 7.vii hereof.

iv.Relief. Grantee agrees that any breach by him/her of the foregoing obligations inevitably would cause substantial and irreparable damage to the Company and the Affiliates for which money damages may not be an adequate remedy. Accordingly, the Grantee agrees that the Company and the Affiliates will be entitled to an injunction and/or other equitable relief, without the necessity of posting security, to prevent the breach of such obligations. The Grantee also agrees to indemnify and hold the Company and the Affiliates harmless from any loss, claim or damages, including, without limitation, all reasonable attorneys’ fees, costs and expenses incurred in enforcing its rights under this Grant Agreement, as well as to repay any payments made hereunder (regardless of whether the PSUs are vested), except to the extent that such reimbursement is prohibited by law.

v.Consideration. Grantee agrees that the payment and benefits provided for in the Grant Agreement constitute fair and reasonable consideration for Grantee’s compliance with this Section 7.

vi.Grantee Rights. Nothing in this Grant Agreement prevents the Grantee from or interferes with the Grantee’s rights to file a claim or charge or participate, with or without notice to the Company, in an investigation or proceeding of a law enforcement authority or government agency, including any state or federal fair employment practices agency (such as the Equal Employment Opportunity Commission), the U.S. Securities and Exchange Commission, the Department of Labor, the Department of Justice, and the Financial Industry Regulatory Authority.

Nothing in this Grant Agreement prevents Grantee from disclosing information about acts in the workplace that Grantee has reason to believe are unlawful, including, but not limited to, harassment, discrimination or any other conduct. If the Grantee primarily resides in Washington, the terms in footnote 3 will apply to Section 7.vi.3
vii.Purpose. The purpose of, and justification for the restrictions in this Section 7 is to ensure Grantee’s conduct remains aligned with the interests of other stakeholders in the business and Grantee does not engage in conduct that is detrimental to, and inconsistent with the interests of the stakeholders and participants in the Plan if Grantee is going to be provided the opportunity to participate as a stakeholder in the business of the Company and benefit from the growth of the business, either as holder of PSUs, Options or any other equity granted under the Plan.

8.     Additional Requirements. The Company reserves the right to impose other requirements on the Award, shares of Common Stock acquired pursuant to the Award, and the Grantee’s participation in the Plan to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local law or to facilitate the operation and administration of the Award and the Plan. Without limiting the generality of the foregoing, the Company may require the
3 If Grantee primarily resides in Washington, nothing in this Grant Agreement will be construed to prohibit Grantee from disclosing or discussing conduct Grantee reasonably believes to be illegal discrimination, illegal harassment, illegal retaliation, a wage and hour violation, sexual assault or recognized as a clear mandate of public policy or disclosing the existence of a settlement involving any such event or conduct.

Grantee to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

9.     Alteration/Termination.  Under the express terms of this Grant Agreement, the Committee shall have the right at any time in its sole discretion to amend, alter, suspend, discontinue or terminate any PSUs without the consent of the Grantee. Furthermore, if the Company determines in its sole discretion that the Grantee has engaged in conduct that (a) constitutes a breach of this Grant Agreement, the EIPIA or any other confidentiality, non-solicitation, or non-competition agreement with the Company or any Affiliate, (b) results in (or has the potential to cause) material harm financially, reputationally, or otherwise to the Company or any Affiliate or (c) occurred prior to the Grantee’s Termination of Employment and would give rise to a Termination of Employment for Cause (regardless of whether such conduct is discovered before or after the Grantee’s Termination of Employment), any outstanding PSUs shall be cancelled immediately, and any amounts previously conveyed under this Grant Agreement shall be subject to recoupment. In any event, the PSUs provided under this Grant Agreement and any shares of Common Stock previously conveyed or other payments made in respect thereof, shall be further subject to any recoupment policy that the Company may adopt from time to time, to the extent such policy is applicable to the Grantee, and to such compensation including, but not limited to the GE HealthCare Technologies Inc. Clawback Policy designed to comply with the requirements of Rule 10D-1 promulgated under the Act, as in effect and amended from time to time. By accepting the grant of PSUs under this Grant Agreement, the Grantee acknowledges, agrees and consents to the Company’s application, implementation, and enforcement of (x) such recoupment policies with respect to all covered compensation received or to be received by the Grantee, to the extent applicable, and (y) any provision of applicable law relating to cancellation, recoupment, recession, or payback of compensation and expressly agrees that the Company may take any such actions as are necessary to effectuate recoupment or applicable law without further consent or action being required by the Grantee, including issuing instructions to any Third-Party Administrator to (i) hold the Grantee’s shares of Common Stock and other amounts acquired under the Plan and/or (ii) reconvey, transfer, or otherwise return such shares of Common Stock and other assets to the Company. To the extent that the terms of this Grant Agreement and any Company recoupment policy conflict, the terms of the recoupment policy shall prevail. Also, the PSUs shall be null and void to the extent the grant of the PSUs or the vesting thereof is prohibited under the laws of the country of residence of the Grantee.

10.     Plan Terms and Definitions.  Except to the extent that the context clearly provides otherwise, all capitalized terms used in this Grant Agreement have the same meaning as given such terms in the Plan. This Grant Agreement is subject to the terms and provisions of the Plan, which are incorporated by reference. In the event of any conflict between the provisions of this Grant Agreement and those of the Plan, the provisions of the Plan shall control.

11.    Interpretation and Construction. This Grant Agreement and the Plan shall be construed and interpreted by the Committee, in its sole discretion. Any interpretation or other determination by the Committee (including correction of any defect or omission and reconciliation of any inconsistency) shall be binding and conclusive. All determinations regarding enforcement, waiver or modification of the cancellation and rescission and other provisions of this Grant Agreement shall be made in the Committee’s sole discretion. Determinations made under this Grant Agreement and the Plan need not be uniform and may be made selectively among individuals, whether or not such individuals are similarly situated.

12.    Severability. The invalidity or unenforceability of any provision of the Plan or this Grant Agreement will not affect the validity or enforceability of any other provision of the Plan or this Grant Agreement, and each provision of the Plan and this Grant Agreement will be severable and enforceable to the extent permitted by law.

13.    Stockholder Rights. The Grantee shall not have any voting or other stockholder rights unless and until shares of Common Stock are actually delivered to the Grantee.

14.    No Employment Rights. The grant of the Award described in this Grant Agreement does not give the Grantee any rights in respect of employment with the Company or any Affiliate.

15.    Discretionary Award, Extraordinary Benefit. Awards under the Plan are granted to employees of the Company and the Affiliates in the Committee’s sole discretion. The Award described in this Grant Agreement is a one-time benefit and does not create any contractual or other right to receive other Awards under the Plan or other benefits in lieu thereof. Future grants, if any, will be at the sole discretion of the Committee. The Grantee’s participation in the Plan is voluntary. This Award (and each other Award, if any, granted under the Plan) constitutes an extraordinary item of compensation and is not part of the Grantee’s normal or expected compensation for purposes of calculating any severance, retirement, or other benefit rights (unless otherwise expressly provided in an applicable benefit plan).

16.    No Transfer or Assignment. No rights under this Award shall be assignable or transferable by the Grantee, except to the extent expressly permitted by the Plan.

17.    Successors and Assigns. The Company may assign any of its rights under this Grant Agreement. This Grant Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Grant Agreement will be binding upon the Grantee and the Grantee’s beneficiaries, executors or administrators.

18.    Section 409A. To the extent applicable, this Grant Agreement shall be construed and administered consistently with the intent to comply with or be exempt from the requirements of Section 409A of the Code and any state law of similar effect (i.e., applying the “short-term deferral” rule described in Treas. Reg. § 1.409A-1(b)(4) and/or another exemption). Where the Grant Agreement specifies a window during which a payment may be made, the payment date within such window shall be determined by the Company in its sole discretion.

19.    Entire Agreement.  This Grant Agreement, the Plan, and any rules, procedures and sub-plans (including country addenda) adopted by the Committee contain all of the provisions applicable to the PSUs. No other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized officer of the Company and delivered to the Grantee.

By acknowledging this Grant Agreement, the Grantee acknowledges and confirms that the Grantee has read this Grant Agreement and the Plan (including applicable addenda), and the Grantee accepts and agrees to the provisions therein.

20.    Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to this or other Awards under the Plan by electronic means. The Grantee hereby consents to receive such documents electronically and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

21.    Global Addendum. Notwithstanding any provisions in this document to the contrary, the PSUs will also be subject to the special terms and conditions set forth on Appendix A for Grantees who reside outside of the United States. Moreover, if a Grantee is not a resident of any of the countries listed on Appendix A as of the Grant Date, but relocates to one of the listed countries at any point thereafter, the special terms and conditions for such country will apply to the Grantee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. Appendix A constitutes part of this Grant Agreement.

Exhibit A
GE HealthCare Technologies Inc. Compensation Peer Group

Abbott Laboratories
Thermo Fisher
Danaher
Medtronic
Siemens Healthineers AG
Becton Dickinson
Stryker
Koninklijke Philips N.V.
Baxter
Boston Scientific
Quest Diagnostics
Agilent Technologies
Intuitive Surgical
Edwards Lifesciences
Hologic